As filed with the Securities and Exchange Commission on ,     2007.

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________

BERLINER COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	75-2233445
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

20 Bushes Lane
Elmwood Park, NJ	07407
(Address of Principal Executive Offices)	(Zip Code)

_________________________

BERLINER COMMUNICATIONS, INC. OMNIBUS SECURITIES PLAN
(Full title of the plan(s))
_________________________

Richard Berliner
Chief Executive Officer
20 Bushes Lane
Elmwood Park, NJ 07407
(Name and address of agent for service)

Copy to:
Quentin Faust, Esq.
ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400

(201) 791-3200
(Telephone number, including area code,
of agent for service)
_________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.00002 par value	2,859,984	$1.06(2)	$3,031,583.04 (2)	$93.07

(1) This Registration Statement also covers an indeterminate number of shares of Berliner Communications, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Berliner Communications, Inc. Omnibus Securities Plan in accordance with Rule 416 under the Securities Act of 1933.

(2) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and asked prices of the Registrant’s common stock on the OTC Bulletin Board on July 26, 2007.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Berliner Communications, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents previously filed or to be filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Company’s annual report for the year ended June 30, 2006, filed with the Commission on Form 10-K on September 28, 2006;

(b)	the Company’s quarterly reports filed with the Commission on November 11, 2006, February 14, 2007 and May 15, 2007; and

(c)
the Company’s current reports filed with the Commission filed July 26, 2006, August 4, 2006, September 13, 2006, September 22, 2006, October 16, 2006, January 5, 2007, February 8, 2007, February 22, 2007, March 6, 2007, April 9, 2007, April 20, 2007, May 16, 2007 and July 2, 2007;

(d)	the Company’s definitive proxy statement filed with the Commission on October 25, 2006;

(e)
the description of the Company’s common stock, par value $0.00002 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 10/A (file no. 033-19322), including any amendment or report filed for the purpose of updating such description;

(f)
all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered under the Registration Statement have been sold or that deregisters all securities remaining unsold at the time of the amendment.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) Prospectus to be delivered to participants in connection with, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article Tenth of the Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees and agents, acted in good faith and in manner they reasonably believe to be in or not opposed the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such persons have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agent are fairly and reasonably entitled to indemnify for such expenses, despite such adjudication of liability.

Section 102(b)(7) of the DGCL permits a corporation organized under Delaware law to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. Article Eleventh of the Amended and Restated Certificate of Incorporation includes the following provision:

To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director or former director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or former director of the corporation prior to such repeal, amendment or modification.

Article VIII of the Company’s Amended and Restated Bylaws further provides for the indemnification of, and advancement of expenses to, its officers and directors in certain circumstances.

We maintain liability insurance for our directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of our company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a) Exhibits.

Exhibit	Description
5.1	Opinion of Andrews Kurth LLP (filed herewith)
10.1	Berliner Communications, Inc. Omnibus Securities Plan (filed herewith)
23.1	Consent of Andrews Kurth LLP (included in their opinion filed as Exhibit 5.1) (filed herewith)
23.2	Consent of BDO Seidman LLP (filed herewith)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmwood Park in the State of New Jersey, on July 27, 2007.

BERLINER COMMUNICATIONS, INC.

By:  /s/ Richard Berliner
Richard Berliner
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities indicated on July 27, 2007.

	Signature	Title

By:	/s/ Richard Berliner	Chief Executive Officer, President and Chairman of the Board
Richard Berliner

By:	/s/ Albert E. Gencarella	Chief Financial Officer
Albert E. Gencarella

By:	/s/ Mark S. Dailey	Director
Mark S. Dailey

By:	/s/ Peter J. Mixter	Director
Peter J. Mixter

By:	/s/ Mehran Nazari	Director
Mehran Nazari

By:	/s/ John Stevens Robling, Jr.	Director
John Stevens Robling, Jr.

By:	/s/ Thom Waye	Director
Thom Waye

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Andrews Kurth LLP (filed herewith)
10.1	Berliner Communications, Inc. Omnibus Securities Plan (filed herewith)
23.1	Consent of Andrews Kurth LLP (included in their opinion filed as Exhibit 5.1) (filed herewith)
23.2	Consent of BDO Seidman LLP (filed herewith)